Exhibit 99.1—For Immediate Release

NRDC ACQUISITION CORP. ANNOUNCES AMEX’S ACCEPTANCE OF ITS PLAN OF COMPLIANCE

New York, May 11, 2009: NRDC Acquisition Corp. (Amex: NAQ) (the “Company”) today announced that it received a letter from the NYSE Amex LLC (the “Exchange”) notifying the Company that it has determined to grant the Company an extension until August 11, 2009 for the Company to regain compliance with its continued listing standards.
On February 10, 2009, the Company received notice from the Exchange’s Corporate Compliance Department (the “Staff”) indicating that it had fallen below certain of the Exchange’s listing standards because it did not hold an annual meeting in 2008.
The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on February 27, 2009 submitted its plan of compliance to the Exchange.  The Exchange notified the Company that it accepted the Company’s plan of compliance.
The Company will be subject to periodic reviews by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE AMEX LLC.

About NRDC Acquisition Corp.

NRDC is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more assets or control of one or more operating businesses.  Since its initial public offering, NRDC’s activities have been limited to identifying and evaluating prospective acquisition targets.

Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on our current expectations, estimates and projections.  Words such as “will,” “intends,”  “expects,” “believes” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.